Exhibit 10.2

POLYCOM, INC. EXECUTIVE SEVERANCE PLAN

RELEASE OF CLAIMS

This Release of Claims (the “Release”) is made by and between Geno J. Alissi (“Executive”) and Polycom, Inc., a Delaware Corporation (the “Company”) (collectively referred to as the “Parties”).

Whereas, in connection with Executive’s termination of employment effective as of August 1, 2010, Executive is eligible to receive the severance benefits provided in Section 4 of the Polycom, Inc. Executive Severance Plan (the “Executive Severance Plan”), subject to the terms and conditions set forth therein including (but not limited to) entering into a release of claims agreement in favor of the Company and non-solicitation and nondisparagement obligations for a period of twelve (12) months following termination of employment, under Section 6 of the Executive Severance Plan.

Whereas, in consideration for such severance benefits provided under the Executive Severance Plan and pursuant to Section 6 of the Executive Severance Plan, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

Now, therefore, Executive covenants and agrees as follows:

1. Timing of Cash Severance Payment. Subject to the terms and conditions set forth in the Executive Severance Plan, any cash severance benefits payable pursuant to Section 4.1.1. of the Executive Severance Plan will be paid on February 2, 2011, pursuant to Section 9.1 of the Executive Severance Plan.

2. Non-solicitation and Nondisparagement. Executive agrees that, for a period of twelve (12) months following termination of employment, Executive will comply with the non-solicitation and nondisparagement obligations set forth in Sections 6.2 and 6.4 of the Executive Severance Plan.

3. Non-competition. The Parties agree that Executive will be subject to the non-competition obligation set forth in Section 6.3 of the Executive Severance Plan.

4. Release of Claims. Executive agrees that the severance benefits under the Executive Severance Plan represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Release (as defined in Section 17 below), including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; any obligations under the Executive Severance Plan; any obligations under any agreement providing stock options, restricted stock or other rights to acquire common stock of the Company; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes- Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act; the Massachusetts Fair Employment Practices Act; the Massachusetts Civil Rights Act; the Massachusetts Equal Pay Act; the Massachusetts Equal Rights Act; the Massachusetts General Laws; claims raised by or before the Massachusetts Commission Against Discrimination; claims raised by or before the Massachusetts Department of Labor; and claims raised by or before the Massachusetts Office of the Attorney General;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds payable to Executive pursuant to the Executive Severance Plan; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under the Executive Severance Plan or the Release. This release does not release claims that cannot be released as a matter of law, including, but not limited to: (1) Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by Executive); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).

5. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Release; (b) he has forty-five (45) days within which to consider this Release; (c) as set forth in Exhibit A herein, he has been advised in writing by the Company of the class, unit, or group of individuals covered by the reduction in force, the eligibility factors for the reduction in force, and the job titles and ages of all individuals who were and were not selected; (d) he has seven (7) days following his execution of this Release to revoke this Release; (e) this Release shall not be effective until after the revocation period has expired; and (f) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release and returns it to the Company in less than the 45-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Release. Executive acknowledges and understands that revocation must be accomplished by a written notification, sent by certified mail to the General Counsel at the Company’s Pleasanton, CA headquarters, and received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 45-day period.

6. Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the releasee. Executive, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Company’s Proprietary Information and Invention Agreement (the “Confidentiality Agreement”), specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of the Company’s employees. Executive agrees and acknowledges that Executive continues to be bound by those obligations to preserve and protect the Company’s trade secrets and confidential and proprietary information even after Executive’s employment has ended. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

9. No Cooperation. Executive further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Release. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

10. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release.

11. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release shall continue in full force and effect without said provision or portion of provision.

12. Breach. Executive acknowledges and agrees that any material breach of this Release, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under the Executive Severance Plan. Except as provided by law, Executive shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in (a) enforcing Executive’s obligations under this Release or under the Executive Severance Plan including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Executive in violation of the terms of this Release.

13. Entire Agreement. This Release represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Release and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Release and Executive’s relationship with the Company including Executive’s Amended Change of Control Severance Agreement dated December 19, 2008, but with the exception of the Executive Severance Plan, the Confidentiality Agreement and written stock option agreements entered into between Executive and the Company.

14. No Oral Modification. This Release may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

15. Governing Law. This Release shall be governed by the laws of the Commonwealth of Massachusetts, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the Commonwealth of Massachusetts.

16. Voluntary Execution of Release. Executive understands and agrees that he executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	He has read this Release;

(b)	He has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	He understands the terms and consequences of this Release and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of this Release.

17. Effective Date. Executive understands that this Release shall be null and void, and Executive will forfeit any severance benefits under the Executive Severance Plan in accordance with the terms herein and therein, if this Release is not executed by Executive after July 31,2010 and before August 24, 2010. This Release will become effective on the eighth (8th) day after Executive signs this Release, so long as it has not been revoked by Executive before that date (the “Effective Date”).

IN WITNESS HEREOF, Executive has executed this Release of Claims as of the date set forth below.

Dated:	Aug 11, 2010	/s/ Geno J. Alissi
Geno J. Alissi